Confidential Treatment Request – Redacted Copy

RESEARCH AGREEMENT

Between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

UNIVERSITY OF CALIFORNIA, SANTA BARBARA

And

NASCENT WATER TECHNOLOGIES, INC.

This Research Agreement (“Agreement”) is entered on this 9th day of December, 2010 into by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California Constitutional corporation, on behalf of its Santa Barbara campus, hereinafter called “University,” and, NASCENT WATER TECHNOLOGIES, INC., a California corporation, and wholly-owned subsidiary of AcquaeBlu Corporation, a Delaware Corporation, having a principal place of business at 430 Park Avenue, Suite 702, New York, NY 10022, hereinafter called “Sponsor.”

WHEREAS, University is a non-profit organization dedicated, in part, to engaging in high quality research activities for the advancement of knowledge and benefit of the public;

WHEREAS, the research project contemplated by this Agreement is of mutual interest and benefit to both the University and Sponsor, and is consistent with the research and educational objectives of the University;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1.	Statement of Work

University, through its Principal Investigator(s), shall use reasonable efforts to perform the research activities set forth in the Statement of Work attached hereto as Exhibit A, which is hereby incorporated in full by reference. Sponsor acknowledges and agrees that University cannot guarantee the results of any of its research activities, and that minor deviations from the Statement of Work may occur to further the scientific goals of the Statement of Work.

2.	Deliverables

Deliverables under this agreement are described in and will be submitted to Sponsor in accordance with Exhibit B hereof, which is hereby incorporated in full by reference.

3.	Performance Period and Term of the Agreement

The Period of Performance and the Term of this Agreement shall be from January 1, 2011 through December 31, 2014.

4.	Cost to Sponsor

The cost to Sponsor for University’s performance hereunder shall not exceed $[****]. This Agreement shall be performed on a “cost reimbursement” basis. When expenditures reach this amount, Sponsor will not be required to fund and University will not be required to perform additional work hereunder unless by mutual agreement of the parties.

5.	Payment

Advance quarterly payment will be made to University by Sponsor in accordance with Exhibit C hereof, which is hereby incorporated in full by reference. University will send quarterly invoices to Sponsor. Checks shall be made payable to The Regents of the University of California and shall be sent to:

Cashier’s Office

SAASB Building, Room 1212

Santa Barbara, California  93106-2003

Payments should refer to both the Principal Investigator’s last name and Sponsor’s name.

6.	Principal Investigator

University’s performance hereunder will be under the direction of Professor Arturo Keller, who will serve as Principal Investigator(s) (“Principal Investigator”). In the event that the Principal Investigator becomes unable or unwilling to continue work under this Agreement and an alternate Principal Investigator is not agreeable to Sponsor, Sponsor will have the option to terminate this Agreement in accordance with Article 16 hereof. The Sponsor understands and agrees that the Principal Investigator and/or Project Director is the scientific contact for the University but is not authorized to amend, modify or terminate the terms and conditions of this Agreement. Requests to amend, modify or terminate the terms of this Agreement must be directed to the University’s Office of Technology & Industry Alliances and must comply with the notice requirements of this Agreement.

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7.	Rights in Data

University will have the unrestricted right to publish, disclose, disseminate and use, in whole and in part, any data or information developed by University under this Agreement or received in the performance of this Agreement except as set forth in Article 11 (“Confidentiality”) hereof. Except as set forth in Section 9 (“Patents and Inventions”) and Section 10 (“Copyright”), Sponsor will have the right to publish and use any technical reports and information specified to be delivered hereunder. It is agreed, however, that under no circumstances will Sponsor state or imply in any publication or other published announcement that University has tested, endorsed or approved any product, service or company. Sponsor understands and agrees that such data is provided “as is” and thus, Sponsor uses such data at its own risk. University extends no warranties of any kind, either express or implied, including, but not limited to, warranties of merchantability and fitness for a particular purpose.

8.	Supplies and Equipment

In the event that University purchases supplies or equipment hereunder, title to such supplies and equipment will vest in University.

9.	Patents and Inventions

9.1 Inventorship of patentable developments or discoveries first conceived and actually reduced to practice in the performance of this Agreement (“Subject Inventions”) will be determined in accordance with applicable U.S. Patent Law and University policy.

9.2 To the extent that University will have the legal right to do so, and provided Sponsor pays all direct and indirect costs of the Statement of Work including a proportionate share of all researcher salaries and benefits, Sponsor will have a time-limited first right to negotiate a license to the University’s interest in any Subject Invention.

9.3 University shall promptly disclose to Sponsor any Subject Inventions. Sponsor shall hold this disclosure on a confidential basis and will not disclose the information to any third party without the prior written consent of University. Sponsor will notify the University in writing within thirty (30) days of notice of such disclosure to Sponsor whether or not it wishes to secure an option or license to University’s interest in the disclosed Subject Invention (“Election Period”). Sponsor will have ninety (90) days from the date of election to conclude such option or license agreement with University (“Negotiation Period”). Said license will contain reasonable terms, will require diligent performance by Sponsor for the timely commercial development and early marketing of all Subject Inventions subject to the license, and will include Sponsor's obligation to reimburse University's patent costs for all Subject Inventions subject to the license. In the event it is necessary in the opinion of University to file any patent applications to protect a Subject Invention during the Election or Negotiation Periods, Sponsor will reimburse patent costs incurred by University during such period(s). If such option or license negotiation is not concluded within the Negotiation Period or if Sponsor does not notify University of its wish to secure an option or license within the Election Period, neither party will have any further obligation to the other with respect to the University’s interest in the Subject Invention and the rights to such Subject Invention will be disposed of in accordance with University’s policies.

9.4 Nothing in this Agreement is or shall be construed as conferring by implication, estoppel, or otherwise any license or rights under any patents or other rights of The Regents.

10.	Copyright

Copyright in original works of authorship, including computer software, first created and fixed in a tangible medium of expression by University in the performance of this Agreement will vest in University. At Sponsor’s request and to the extent that University has the legal right to do so, University will grant to Sponsor a license to such works on reasonable terms and conditions, including reasonable royalties, as the parties mutually agree in a separate writing.

11.	Confidentiality

During the course of this Agreement, Sponsor may provide University with certain proprietary business or technical information or materials (“Confidential Information”). Except as required by law, and as long as all written disclosures of Confidential Information are clearly marked “Confidential” and all oral disclosures of Confidential Information are both identified as confidential at the time of disclosure and are thereafter reduced to a writing that is clearly marked “Confidential” within fourteen (14) days of such oral disclosure, University will hold Confidential Information in confidence and agrees to prevent its disclosure to third parties using the same degree of care that the University uses with its own information of like kind. Confidential Information shall be provided only to University’s Principal Investigator and only on a “need to know” basis. This obligation shall continue in effect for three (3) years after expiration or termination of the Agreement.

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Information and materials disclosed by Sponsor shall not be considered confidential which: (1) is now public knowledge or subsequently becomes such through no breach of this Agreement; (2) is rightfully in University’s possession prior to Sponsor’s disclosure as shown by written records; (3) is rightfully disclosed to University by a third party; or, (4) is independently developed by or for University without reliance upon confidential information received by Sponsor.

Because University is a public, non-profit educational institution and does not have identified resources to sustain liability for disclosure of information, Sponsor agrees that no financial liability shall attach to University in the event such disclosure occurs.

12.	Publication

University shall have the right, at its discretion, to release any information or to publish any material resulting from its performance hereunder. University will furnish Sponsor with a copy of any proposed written or oral publication (including manuscripts, abstracts, and oral presentations) at least thirty (30) days prior to submission for publication (“Review Period”). Upon written notification by Sponsor within the Review Period, University agrees to delete any of Sponsor’s Confidential Information that appears in the publication. If it is determined that a patent application should be filed, University will delay publishing such proposed publication for a maximum of an additional thirty (30) days in order to protect the potential patentability of any invention described therein.

13.	Applicable Law

This Agreement will be governed by the laws of the State of California, United States of America, without regard to the conflict of laws provisions thereof.

14.	Notice

Whenever any notice is to be given hereunder, it will be in writing and sent to the Authorized Representative for the receiving party indicated below by certified mail or overnight courier, at following address:

University:	Office of Technology & Industry Alliances

University of California

342 Lagoon Road

Santa Barbara, CA 93106-2055

Attn: Jill L. Boltz, Industry Contract Officer

Sponsor:	Joseph Sierchio

Nascent Water Technologies, Inc.

430 Park Avenue, Suite 702

New York, NY 10022

15.	Termination

Either University or Sponsor may terminate this Agreement by giving sixty (60) days written notice to the other. Sponsor will pay University actual direct and indirect costs and noncancellable commitments incurred prior to the date of termination and fair close-out related costs. If the total of such costs is less than the total funds advanced, the balance will be returned to Sponsor.

16.	Publicity

Neither party will use the name, trade name, trademark or other designation of the other party in connection with any products, promotion, or advertising, without the prior written permission of the other party. However, nothing in this Article is intended to restrict either party from disclosing the existence of and nature of this agreement (including the name of the other party) or from including the existence of and nature of this agreement in the routine reporting of its activities.

17.	Indemnification

Sponsor shall defend, indemnify, and hold University, its officers, employees, and agents harmless from and against any and all liability, loss, expense (including reasonable attorney's fees), or claims for injury or damages arising out of its performance of this Agreement but only in proportion to and to the extent such liability, loss, expense, attorney's fees, or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of Sponsor, its officers, agents, or employees.

University shall defend, indemnify, and hold Sponsor, its officers, employees, and agents harmless from and against any and all liability, loss, expense (including reasonable attorney's fees), or claims for injury or damages arising out of its performance of this Agreement but only in proportion to and to the extent such liability, loss, expense, attorney's fees, or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of University, its officers, agents, or employees.

This section shall survive the termination or expiration of this Agreement.

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18.	Excusable Delays

University will be excused from performance hereunder if a delay is caused by inclement weather, fire, flood, strike, or other labor dispute, acts of God, acts of governmental officials or agencies, terrorism, or any other cause beyond the control of University. The excusable delay is allowed for the period of time affected by the delay. If a delay occurs, the parties will revise the performance period or other provisions hereunder as appropriate.

19.	Assignment

Neither party will assign its rights or duties under this Agreement to another without the prior express written consent of the other party; provided, however, that Sponsor may assign this Agreement to a successor in ownership of all or substantially all its business assets in the field to which this Agreement relates if such successor will expressly assume in writing the obligation to perform in accordance with the terms and conditions of this Agreement. Any other purported assignment will be void.

20.	Amendments

No agreements, modifications, or waivers to this Agreement shall be valid unless in writing and signed by the Authorized Representatives of the parties.

21.	Miscellaneous

21.1 Not a Partnership or Joint Venture. It is understood and agreed by the parties that the University is performing this contract as an independent contractor. The parties, by this Agreement, do not intend to create a partnership, principal/agent, master/servant, or joint venture relationship and nothing in this Agreement shall be construed as creating such a relationship between the parties.

21.2 Severability. If any term or provision of this Agreement shall be held to be invalid or illegal, such term or provision shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement.

21.3 Recitals & Headings. The recitals herein constitute an integral part of the Agreement reached and are to be considered as such. However, the captions and headings contained in this Agreement have been inserted for reference and convenience only and in no way define, limit, or describe the text of this Agreement or the intent of any provision.

21.4 No Waiver. The wavier by either party of a breach or default of any provision of this Agreement shall not constitute a waiver of any succeeding breach, nor shall any delay or omission on the part of either party to exercise any right that it has under this Agreement operate as a waiver of such right, unless the terms of this Agreement sets forth a specific time limit for the exercise thereof.

22.	Entire Agreement

This Agreement, and Exhibits A through C, constitute the entire agreement and understanding between the parties and supersedes all previous agreements and understandings on the subject matter of this Agreement, if any.

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	By:
By:	By:	Jill L. Boltz
Title:	Title:	Industry Contracts Officer
Date:	Date:

EXHIBIT A

Statement of Work

EXHIBIT B

Deliverables

University shall provide Sponsor with a final technical report within ninety (90) days after the end date of this Agreement.

EXHIBIT C

Payment Schedule

Sponsor shall send advanced, quarterly payments. The first payment will be made within 30 days of signature.